Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 23, 2024. GS Finance Corp. $ S&P 500® Index-Linked Put Warrants due guaranteed by The Goldman Sachs Group, Inc.

You will not be able to purchase the put warrants unless you have an options-approved account. The amount that you will be paid on your put warrants on the payment date (expected to be January 6, 2025) is based on the performance of the S&P 500® Index as measured from the trade date (expected to be September 23, 2024) to and including the expiration date (expected to be December 31, 2024) and will depend on the initial index level, strike level and final index level. The initial index level will be set on the trade date and will be an intra-day level or the closing level of such index on the trade date. The strike level will be 97.5% of the lookback index level (the lookback index level will be the highest of the closing levels of the index during the observation period (which is each scheduled trading day from and including the trade date to and including the expiration date)). The final index level will be the closing level of the index on the expiration date. There is no minimum payment on the put warrants.

On the payment date, the put warrants either will be automatically exercised or will expire worthless and for each put warrant you will receive an amount in cash, if any, as follows:

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if the final index level is less than the strike level, the product of (i) the $1,000 notional amount times (ii) the index return (the quotient of (a) the strike level minus the final index level divided by (b) the initial index level).
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if the final index level is equal to or greater than the strike level, $0. The put warrants will expire worthless.

The lookback index level, and therefore the strike level, will not be determined until the end of the observation period (i.e., the expiration date). Accordingly, you will not know the strike level during the term of your warrants. In addition, there can be no assurance that, during the observation period, the closing level of the index will be greater than the initial index level or the final index level.

Even if the final index level is less than the strike level, you will lose a portion of your initial investment in the put warrants unless the index return (calculated as described above) is greater than the option premium amount expressed as a percentage of the $1,000 notional amount. See “Breakeven Analysis” on the next page for more information.

Investing in the put warrants involves a high degree of risk, including the possibility that the put warrants will expire worthless and that you will lose all of your initial investment in the put warrants.

The put warrants may not be exercised by either you or us prior to the applicable expiration date.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-13.

The estimated value of your put warrants at the time the terms of your put warrants are set on the trade date is expected to be between 92.4% and 95.4% of the option premium amount, which equals $ per option premium amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your put warrants, if it makes a market in the put warrants, see the following page.

Original issue date:	expected to be September 30, 2024	Option premium amount (Original issue price):	at most $50 per put warrant (at most 5% of the $1,000 notional amount); $ total
Underwriting discount:	$ per put warrant ( % of the $1,000 notional amount); $ total	Net proceeds to the issuer:	$ per put warrant ( % of the $1,000 notional amount); $ total

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The put warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Supplement No. dated , 2024.

Breakeven Analysis

Should you decide to invest in any put warrant offered hereby, you will pay an option premium. The option premium amount represents the option premium percentage, which is expected to be at most 5% of the $1,000 notional amount. Assuming an option premium amount of $50 per put warrant, you will break even on your investment, meaning that you will receive an amount in cash for your put warrants on the payment date equal to at least the initial option premium amount, if the strike level (as a percentage of the initial index level) minus the final index level (as a percentage of the initial index level) is equal to at least 5%.

For example, assuming the lookback index level is equal to the initial index level (i.e., the initial index level on the trade date is the highest of the closing levels of the index during the observation period) and an option premium amount of $50 per put warrant, you will break even on your investment, meaning that you will receive an amount in cash for your put warrants on the payment date equal to at least the initial option premium amount, if the final index level is equal to the breakeven level of 92.5% of the initial index level.

If the final index level is equal to or greater than the strike level, the put warrants will expire worthless and your payment amount will be $0. Because the strike level is less than the initial index level, even if the final index level is equal to the initial index level, the put warrants will expire worthless and your payment amount will be $0. Even if the final index level is less than the strike level, your return on the put warrants will also be negative unless the index return (calculated as defined on the cover) is greater than the option premium percentage. Your return on the put warrants will be positive only if the index return is greater than the option premium percentage.

Minimum Purchase Amount

In connection with the initial offering of the warrants, the minimum number of warrants that may be purchased by any investor is , resulting in an aggregate minimum option premium amount per investor of $ .

The issue price, underwriting discount and net proceeds listed above relate to the warrants we sell initially. We may decide to sell additional warrants after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in warrants will depend in part on the issue price you pay for such warrants.

GS Finance Corp. may use this prospectus in the initial sale of the warrants. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a warrant after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Warrants

The estimated value of your warrants at the time the terms of your warrants are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between 92.4% and 95.4% of the option premium amount, which equals $ per option premium amount, which is less than the original issue price. The value of your warrants at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell warrants (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your warrants at the time of pricing, plus an additional amount (initially equal to $ per $ option premium amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your warrants (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your warrants (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through ). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your warrants (if it makes a market) will equal approximately the then-current estimated value of your warrants determined by reference to such pricing models.

About Your Prospectus

The warrants are part of the Warrants, Series G program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your warrants and therefore should be read in conjunction with such documents:

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Underlier supplement no. 41 dated September 20, 2024
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Prospectus supplement dated February 13, 2023
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Prospectus dated February 13, 2023

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your warrants.

We refer to the warrants we are offering by this prospectus supplement as the “offered warrants” or the “warrants”. Each of the offered warrants has the terms described below. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The warrants will be issued under the senior debt indenture, dated as of October 10, 2008, as amended or supplemented from time to time, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The warrants will be issued in book-entry form and represented by master warrant no. 1, dated October 14, 2020.

TERMS AND CONDITIONS

(Terms From Prospectus Supplement No. Incorporated Into Master Warrant No. 1)

These terms and conditions relate to prospectus supplement no. dated , 2024 of GS Finance Corp. and The Goldman Sachs Group, Inc. with respect to the issuance by GS Finance Corp. of its S&P 500® Index-Linked Put Warrants due and the guarantee thereof by The Goldman Sachs Group, Inc.

The provisions below are hereby incorporated into master warrant no. 1, dated October 14, 2020. References herein to “this warrant” shall be deemed to refer to “this security” in such master warrant no. 1, dated October 14, 2020. Certain defined terms may not be capitalized in these terms and conditions even if they are capitalized in master warrant no. 1, dated October 14, 2020. Defined terms that are not defined in these terms and conditions shall have the meanings indicated in such master warrant no. 1, dated October 14, 2020, unless the context otherwise requires.

CUSIP / ISIN: 40058FB85 / US40058FB858

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlier: the S&P 500® Index (current Bloomberg symbol: “SPX Index”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Number of warrants:

Notional amount: $1,000 per warrant; $ in the aggregate on the original issue date; the aggregate notional amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Premium amount (set on the trade date): a fixed amount that is expected to be at most $50 per warrant; $ in the aggregate on the original issue date; the aggregate premium amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations (set on the trade date): one warrant equivalent to a fixed amount that is expected to be at most $50 or any integral multiple in excess thereof

Principal amount: On the payment date, the company will pay, for each outstanding warrant, an amount in cash, if any, equal to the cash settlement amount.

Automatic exercise: as measured on the expiration date, if the final underlier level is less than the strike level, then the outstanding premium amount will be automatically exercised in whole and the company will pay an amount in cash on the payment date, for each warrant, equal to the cash settlement amount. The warrant may not be exercised prior to the expiration date.

Expire worthless: as measured on the expiration date, if the final underlier level is equal to or greater than the strike level, the warrant will expire worthless on the payment date and the cash settlement amount will be $0.

Cash settlement amount:

●
If the final underlier level is less than the strike level, the cash settlement amount will equal the product of (i) the $1,000 notional amount times (ii) the underlier return.
●
If the final underlier level is equal to or greater than the strike level, the warrant will expire worthless on the payment date and the cash settlement amount will be $0.

Initial underlier level (set on the trade date): an intra-day level or the closing level of the underlier on the trade date

Lookback underlier level (set at the end of the observation period): the highest of the closing levels of the underlier during the observation period, subject to adjustment as provided under “— Discontinuance or modification of the underlier” below.

Observation period (set on the trade date): expected to be each scheduled trading day from and including the trade date to and including the expiration date, excluding any date or dates on which the calculation agent determines that a market disruption event occurs or is continuing or that the calculation agent determines is not a trading day. Notwithstanding the immediately preceding sentence, if the calculation agent determines that a market disruption event occurs or is continuing on the last day of the observation period (i.e., the expiration date) or that day is not otherwise a trading day, the expiration date, and therefore the last day for the observation period, will be postponed as described under “— Expiration date” below.

Final underlier level: the closing level of the underlier on the expiration date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of the underlier” below

Strike level: 97.5% of the lookback underlier level

Underlier return: the quotient of (i) the strike level minus the final underlier level divided by (ii) the initial underlier level, expressed as a percentage

Trade date: expected to be September 23, 2024

Original issue date (set on the trade date): expected to be September 30, 2024

Expiration date (set on the trade date): expected to be December 31, 2024, unless the calculation agent determines that a market disruption event occurs or is continuing on such day or such day is not a trading day. In that event, the expiration date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. However, the expiration date will not be postponed to a date later than the originally scheduled payment date or, if the originally scheduled payment date is not a business day, later than the first business day after the originally scheduled payment date. If a market disruption event occurs or is continuing on the day that is the last possible expiration date or such last possible day is not a trading day, that day will nevertheless be the expiration date.

Payment date (set on the trade date): expected to be January 6, 2025, unless that day is not a business day, in which case the payment date will be postponed to the next following business day. The payment date will also be postponed if the expiration date is postponed as described under “— Expiration date” above. In such a case, the payment date will be postponed by the same number of business day(s) from but excluding the originally scheduled expiration date to and including the actual expiration date.

Closing level: for any given trading day, the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day

Trading day: a day on which the respective principal securities markets for all of the underlier stocks are open for trading, the underlier sponsor is open for business and the underlier is calculated and published by the underlier sponsor. A day is a scheduled trading day if, as of the trade date, the respective principal securities markets for all of the underlier stocks are scheduled to be open for trading, the underlier sponsor is scheduled to be open for business and the underlier is expected to be calculated and published by the underlier sponsor on such day.

Successor underlier: any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of the underlier” below

Underlier sponsor: at any time, the person or entity, including any successor sponsor, that determines and publishes the underlier as then in effect. The warrants are not sponsored, endorsed, sold or promoted by the underlier sponsor or any of its affiliates and the underlier sponsor and its affiliates make no representation regarding the advisability of investing in the warrants.

Underlier stocks: at any time, the stocks that comprise the underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

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a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of the underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,
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a suspension, absence or material limitation of trading in option or futures contracts relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
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underlier stocks constituting 20% or more, by weight, of the underlier, or option or futures contracts, if available, relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind (or, for purposes of a market disruption event during the observation period only, establish) all or a material portion of a hedge that could be effected with respect to this warrant.

The following events will not be market disruption events:

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a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
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a decision to permanently discontinue trading in option or futures contracts relating to the underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts relating to the underlier or an underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to the underlier or an underlier stock in the primary market for that stock or those contracts, by reason of:

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a price change exceeding limits set by that market,
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an imbalance of orders relating to that underlier stock or those contracts, or
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a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

Consequences of a market disruption event or a non-trading day: If a market disruption event occurs or is continuing on a day that would otherwise be the expiration date or such day is not a trading day, then the expiration date will be postponed as described under “— Expiration date” above.

If the calculation agent determines that the closing level of the underlier that must be used to determine the cash settlement amount is not available on the last possible expiration date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or modification of the underlier” below), the calculation agent will nevertheless determine the closing level of the underlier based on its assessment, made in its sole discretion, of the level of the underlier on that day.

Discontinuance or modification of the underlier: If the underlier sponsor discontinues publication of the underlier and the underlier sponsor or any other person or entity publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the amount payable on the payment date by reference to such successor underlier.

If the calculation agent determines that the publication of the underlier is discontinued and there is no successor underlier, the calculation agent will determine the amount payable on the payment date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that (i) the underlier, the underlier stocks or the method of calculating the underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the underlier or the underlier stocks and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (ii) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the final underlier level, used to determine the amount payable on the payment date, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Business day: each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Overdue principal rate: the effective Federal Funds rate

Governing law: this warrant and the GSFC 2008 indenture shall be governed by and construed in accordance with the laws of the State of New York.

In the event that the company or the guarantor becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this warrant, the related guarantee and the GSFC 2008 indenture (together, the “relevant agreements”) and any interest and obligation in or under the relevant agreements will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the relevant agreements, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that the company or the guarantor or any affiliate of the company or the guarantor becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the relevant agreements that may be exercised against the company or the guarantor are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the relevant agreements were governed by the laws of the United States or a state of the United States. The requirements of this paragraph apply notwithstanding the following paragraph.

Notwithstanding anything to the contrary in the relevant agreements, but subject to the requirements of the preceding paragraph, the parties shall not be permitted to exercise any default right against the company or the guarantor with respect to the relevant agreements that is related, directly or indirectly, to an affiliate of the company or the guarantor becoming subject to an insolvency proceeding, except to the extent the exercise of such default right would be permitted under the creditor protection provisions of 12 C.F.R. § 252.84, 12 C.F.R. § 47.5, or 12 C.F.R. § 382.4, as applicable. After an affiliate of the company or the guarantor has become subject to an insolvency proceeding, if any party seeks to exercise any default right against the company or the guarantor with respect to the relevant agreements, that party shall have the burden of proof, by clear and convincing evidence, that the exercise of such default right is permitted hereunder.

For purposes of the preceding two paragraphs:

“default right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1 as applicable;

“insolvency proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding; and

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Q&A

How do the warrants work?

The warrants offered by this prospectus supplement are cash-settled put warrants. The amount that you will be paid on your warrants on the payment date will be determined with reference to the performance of the underlier as measured from the trade date to and including the expiration date and will depend on the initial underlier level, strike level and final underlier level. The initial underlier level will be set on the trade date and will be an intra-day level or the closing level of such underlier on the trade date. The strike level will be 97.5% of the lookback underlier level (the lookback underlier level is the highest of the closing levels of the underlier during the observation period (which is each scheduled trading day from and including the trade date to and including the expiration date)). The final underlier level will be the closing level of the underlier on the expiration date.

If the final underlier level is less than the strike level, your warrants will be automatically exercised on the payment date and for each warrant you will receive an amount in cash equal to the $1,000 notional amount times the underlier return. If the final underlier level is equal to or greater than the strike level, your warrants will expire worthless on the payment date and you will lose all of your initial investment in the warrants.

The lookback underlier level, and therefore the strike level, will not be determined until the end of the observation period (i.e., the expiration date). Accordingly, you will not know the strike level during the term of your warrants. In addition, there can be no assurance that, during the observation period, the closing level of the underlier will be greater than the initial underlier level or the final underlier level.

Even if the final underlier level is less than the strike level, you will lose a portion of your initial investment in the warrants unless the underlier return is greater than the premium amount expressed as a percentage of the notional amount. See “Breakeven Analysis” above for more information.

Investing in the put warrants involves a high degree of risk, including the possibility that the put warrants will expire worthless and that you will lose all of your initial investment in the put warrants.

The warrants may not be exercised by either you or us prior to the expiration date. As discussed in the accompanying prospectus supplement, the warrants are our unsecured contractual obligations and rank pari passu with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.

Who should or should not consider an investment in the warrants?

The warrants are for investors with an options-approved account who:

•
assuming such investors purchased the warrants at the premium amount of $50 per warrant, believe the final underlier level will be less than the strike level by more than 5% of the initial underlier level so that they will have a positive return on their investment; and
•
assuming such investors purchased the warrants at the premium amount of $50 per warrant, are willing to accept that, if the final underlier level is less than the strike level by less than 5% of the initial underlier level, they will have a negative return on their investment and, if the final underlier level is equal to or greater than the strike level, the warrants will expire worthless.

See “Breakeven Analysis” above for more information.

What will I receive on the payment date of the warrants?

On the payment date, the warrants either will be automatically exercised or will expire worthless and for each warrant you will receive an amount in cash, if any, as follows:

•
if the final underlier level is less than the strike level, the cash settlement amount will equal the product of (i) the $1,000 notional amount times (ii) the underlier return.
•
if the final underlier level is equal to or greater than the strike level, $0. The warrant will expire worthless and the cash settlement amount will be $0.

The underlier return is calculated by dividing (i) the strike level minus the final underlier level by (ii) the initial underlier level, expressed as a percentage.

Even if the final underlier level is less than the strike level, you will lose a portion of your initial investment in the warrants unless the underlier return is greater than the premium amount expressed as a percentage of the notional amount. See “Breakeven Analysis” above for more information.

The calculation agent will determine the final underlier level on the expiration date.

What will I receive if I sell the warrant prior to the payment date?

If you sell your warrants in a secondary market prior to the payment date, your return will depend upon the market value of your warrants at the time of sale, which may be affected by a number of factors, such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For more information on the value of your warrant in the secondary market, see “Additional Risk Factors Specific to Your Warrants — The Market Value of Your Warrants May Be Influenced by Many Unpredictable Factors” below.

What about taxes?

The U.S. federal income tax consequences of an investment in a warrant are uncertain, both as to the timing and character of any inclusion in income in respect of the warrant. Some of these tax consequences are summarized below, but we urge each investor to read the more detailed discussion in “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.

A warrant should be treated as a put option for U.S. federal income tax purposes. If a warrant is so treated, a holder will generally recognize short-term capital gain or loss upon the sale, exchange, lapse or cash settlement of the warrant in an amount equal to the difference between the amount realized, if any, upon the sale, exchange, lapse or cash settlement of the warrant and the amount the holder paid for such warrant.

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical underlier levels on the expiration date could have on the cash settlement amount on the payment date assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; the closing level on any day throughout the life of the warrants, including the final underlier level on the expiration date, cannot be predicted. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered warrants assuming that they are purchased on the original issue date at the premium amount and held to the payment date. If you sell your warrants in a secondary market prior to the payment date, your return will depend upon the market value of your warrants at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your warrants at the time the terms of your warrants are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your warrants. For more information on the estimated value of your warrants, see “Additional Risk Factors Specific to Your Warrants — The Estimated Value of Your Warrants At the Time the Terms of Your Warrants Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Warrants” on page S-13 of this prospectus supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Notional amount	$1,000
Premium amount	$50
Strike level	97.5% of the lookback underlier level
The lookback underlier level is equal to the initial underlier level
Neither a market disruption event nor a non-trading day occurs during the observation period, including on the originally scheduled expiration date
No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier
Warrants purchased on original issue date at the premium amount and held to the payment date

Moreover, we have not yet set the initial underlier level or the lookback underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your warrants at maturity. We will not do so until (i) the trade date, with respect to the initial underlier level, and (ii) the end of the observation period (i.e., the expiration date), with respect to the lookback underlier level. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date and the actual lookback underlier level may differ substantially from the assumed lookback underlier level used for purposes of the following examples and from the underlier level prior to the trade date or during much of the observation period.

For these reasons, the actual performance of the underlier over the life of your warrants, as well as the amount payable on the payment date, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the underlier shown elsewhere in this prospectus supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier— Historical Closing Levels of the Underlier” below. Before investing in the offered warrants, you should consult publicly available information to determine the levels of the underlier between the date of this prospectus supplement and the date of your purchase of the offered warrants.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your warrants, tax liabilities could affect the after-tax rate of return on your warrants to a comparatively greater extent than the after-tax return on the underlier stocks.

The values in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the middle column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the notional amount of a warrant (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the premium amount of a warrant (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% in the middle column means that the value of the cash payment that we would deliver for each of the offered warrants on the payment date would equal 100.000% of the notional amount of a warrant, based on the corresponding hypothetical final underlier level and the assumptions noted above. Further, a hypothetical cash settlement amount of 100.000% in the right column means that the value of the cash payment that we would deliver for each of the offered warrants on the payment date would equal 100.000% of the premium amount of a warrant, based on the corresponding hypothetical final underlier level and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Notional Amount)	Hypothetical Cash Settlement Amount (as Percentage of Premium Amount)
175.000%	0.000%	0.000%
150.000%	0.000%	0.000%
125.000%	0.000%	0.000%
100.000%	0.000%	0.000%
99.500%	0.000%	0.000%
99.000%	0.000%	0.000%
98.000%	0.000%	0.000%
97.500%	0.000%	0.000%
97.499%	0.001%	0.020%
96.000%	1.500%	30.000%
95.000%	2.500%	50.000%
92.500%	5.000%	100.000%
85.000%	12.500%	250.000%
80.000%	17.500%	350.000%
75.000%	22.500%	450.000%
50.000%	47.500%	950.000%
25.000%	72.500%	1,450.000%
0.000%	97.500%	1,950.000%

If, for example, the final underlier level were determined to be 96.000% of the initial underlier level, the warrants would be automatically exercised and the cash settlement amount that we would deliver on your warrants on the payment date would be 30.000% of the premium amount of your warrants, as shown in the table above. As a result, if you purchased your warrants on the original issue date at the premium amount and held them to the payment date, you would lose 70.000% of your initial investment (if you purchased your warrants at a premium to premium amount you would lose a correspondingly higher percentage of your investment). If, for example, the final underlier level were determined to be 97.500% of the initial underlier level, your warrants would expire worthless and the cash settlement amount that we would deliver on your warrants on the payment date would be 0.000%, as shown in the table above. As a result, if you purchased your warrants on the original issue date at the notional amount and held them to the payment date, you would lose your entire investment in the warrants.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the expiration date and on assumptions that may prove to be erroneous. The actual market value of your warrants on the payment date or at any other time, including any time you may wish to sell your warrants, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered warrants. The hypothetical cash settlement amounts on warrants held to the payment date in the examples above assume you purchased your warrants at their premium amount and have not been adjusted to reflect the actual issue price you pay for your warrants. The return on your investment (whether positive or negative) in your warrants will be affected by the amount you pay for your warrants. If you purchase your warrants for a price other than the premium amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Warrants — The Market Value of Your Warrants May Be Influenced by Many Unpredictable Factors” on page S-15.

We cannot predict the actual final underlier level or what the market value of your warrants will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your warrants at any time prior to the payment date. The actual amount that you will receive, if any, on the payment date and the rate of return on the offered warrants will depend on the actual initial underlier level, which we will set on the trade date, the actual lookback underlier level and the strike level, which we will set at the end of the observation period (i.e., the expiration date), and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your warrants, if any, on the payment date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR WARRANTS

An investment in your warrants is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 41. You should carefully review these risks and considerations as well as the terms of the warrants described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying underlier supplement no. 41. Your warrants involve a high degree of risk. Also, your warrants are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your warrants are linked. You should carefully consider whether the offered warrants are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Warrants At the Time the Terms of Your Warrants Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Warrants

The original issue price for your warrants exceeds the estimated value of your warrants as of the time the terms of your warrants are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Warrants”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your warrants (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your warrants as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Warrants”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Warrants”. Thereafter, if GS&Co. buys or sells your warrants it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your warrants at any time also will reflect its then current bid and ask spread for similar sized trades of structured warrants.

In estimating the value of your warrants as of the time the terms of your warrants are set on the trade date, as disclosed above under “Estimated Value of Your Warrants”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the warrants. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your warrants in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your warrants determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Warrants May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your warrants as of the time the terms of your warrants are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the warrants, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your warrants. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your warrants.

In addition to the factors discussed above, the value and quoted price of your warrants at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the warrants, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your warrants, including the price you may receive for your warrants in any market making transaction. To the extent that GS&Co. makes a market in the warrants, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured warrants (and subject to the declining excess amount described above).

Furthermore, if you sell your warrants, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your warrants in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your warrants at any price and, in this regard, GS&Co. is not obligated to make a market in the warrants. See “— Your Warrants May Not Have an Active Trading Market” below.

The Warrants Are Not Appropriate for Investors Who Do Not Have Options-Approved Accounts

You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk, including the risk that you will lose your entire investment, and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and options transactions.

The Warrants Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the warrants will be based on the performance of the underlier, the payment of any amount due on the warrants is subject to the credit risk of GS Finance Corp., as issuer of the warrants, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the warrants. The warrants are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the warrants, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the warrants, to pay all amounts due on the warrants, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Warrants We May Offer — Information About Our Warrants, Series G Program — How the Warrants Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Warrants We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 70 of the accompanying prospectus.

You May Lose Your Entire Investment in the Warrants

You can lose your entire investment in the warrants. The cash payment on your warrants, if any, on the payment date will be based on the performance of the underlier as measured from the initial underlier level to the closing level on the expiration date. If the final underlier level is equal to or greater than the strike level, your warrants will expire worthless and the cash settlement amount will be $0. If the final underlier level is less than the strike level, your warrants will be automatically exercised on the expiration date and for each warrant you will receive an amount in cash equal to the $1,000 notional amount times the underlier return. Because you will pay an option premium, assuming a premium amount of $50 per warrant, you will lose a portion of your initial investment in the warrants unless the final underlier level is less than the strike level by more than 5% of the initial underlier level.

Also, the market price of your warrants prior to the payment date may be significantly lower than the purchase price you pay for your warrants. Consequently, if you sell your warrants before the payment date, you may receive far less than the amount of your investment in the warrants.

Even if the amount payable for your warrants on the payment date exceeds the original issue price of your warrants, the overall return you earn on your warrants may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate.

The Warrants Are Non-Standardized Options

The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The warrants are unsecured contractual obligations of ours and will rank pari passu with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, you may look solely to us for performance of our obligation to pay the cash settlement amount, if any, on the payment date. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the expiration date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing level of the underlier. See “— Your Warrants May Not Have an Active Trading Market” below.

The Lookback Underlier Level, and Therefore the Strike Level, Will Not Be Determined Until the End of the Observation Period

Because the lookback underlier level will be the highest of the closing levels of the underlier during the observation period, the lookback underlier level, and therefore the strike level, will not be determined until the end of the observation period (i.e., the expiration date). Accordingly, you will not know the strike level until the expiration date.

There can be no assurance that, during the observation period, the closing level of the underlier will be greater than the initial underlier level or the final underlier level. Furthermore, even if during the observation period the closing level of the underlier increases above the initial underlier level, there can be no assurance that the final underlier level will be less than the strike level so that the warrants do not expire worthless.

The Warrants Cannot Be Automatically Exercised Prior to the Expiration Date

The warrants cannot be automatically exercised prior to the expiration date. Neither you nor we can exercise the warrants at any time prior to the expiration date. The warrants will be automatically exercised on the expiration date only if the final underlier level is less than the strike level. If the final underlier level is equal to or greater than the strike level, your warrants will expire worthless and you will lose all of your initial investment in the warrants. Further, you do not have a choice as to whether the warrants will be automatically exercised on the expiration date. Accordingly, you will not be able to benefit from any decreases in the level of the underlier that occur after the expiration date.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your warrants will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your warrants will have any rights with respect to the underlier stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your warrants will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Premium Amount of the Warrants at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate premium amount of the warrants subsequent to the date of this prospectus supplement. The issue price of the warrants in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

The Market Value of Your Warrants May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your warrants, we mean the value that you could receive for your warrants if you chose to sell them in the open market before the payment date. A number of factors, many of which are beyond our control, will influence the market value of your warrants, including:

•
the level of the underlier to which your warrants are linked;
•
the volatility – i.e., the frequency and magnitude of changes – in the closing level of the underlier;
•
the dividend rates of the underlier stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the underlier;
•
interest rates and yield rates in the market;
•
the time remaining to the payment date; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your warrants may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in warrants with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

In addition, as noted above, a portion of the market value of your warrants at any time prior to expiration depends on the length of time remaining until the payment date and is known as the “time value” of your warrants. After the trade date, the time value generally diminishes until, at expiration, the time value of your warrants is zero.

These factors may influence the market value of your warrants if you sell your warrants before the payment date, including the price you may receive for your warrants in any market making transaction. If you sell your warrants prior to the payment date, you may receive less than the premium amount that you paid for your warrants. You cannot predict the future performance of the underlier based on its historical performance.

Your Warrants May Not Have an Active Trading Market

Your warrants will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your warrants. Even if a secondary market for your warrants develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your warrants in any secondary market could be substantial.

If You Purchase Your Warrants at a Price Above the Premium Amount, the Return on Your Investment Will Be Lower Than the Return on Warrants Purchased at the Premium Amount and the Impact of Certain Key Terms of the Warrants Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the warrants. If you purchase warrants at a price that differs from the premium amount for the warrants on the cover of this prospectus supplement, then the return on your investment in such warrants held to the payment date will differ from, and may be substantially less than, the return on warrants purchased at such premium amount. If you purchase your warrants at a price above the premium amount and hold them to the payment date, the return on your investment in the warrants will be lower than it would have been had you purchased the warrants at the premium amount on the cover of this prospectus supplement or a discount to premium amount.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Warrants

As calculation agent for your warrants, GS&Co. will have discretion in making certain determinations that affect your warrants, including determining: the lookback underlier level, the final underlier level on the expiration date, which we will use to determine the amount we must pay, if any, on the payment date; whether to postpone the expiration date because of a market disruption event or a non-trading day; and the payment date. See “Terms and Conditions — Discontinuance or modification of the underlier” above. The exercise of this discretion by GS&Co. could adversely affect the value of your warrants and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days' written notice to us.

The Calculation Agent Can Postpone the Expiration Date If a Market Disruption Event or Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on a day that would otherwise be the expiration date, a market disruption event has occurred or is continuing or that day is not a trading day, the expiration date will be postponed as provided under “Terms and Conditions — Expiration date”. In no case, however, will the expiration date be postponed to a date later than the originally scheduled payment date or if the originally scheduled payment date is not a business day, later than the first business day after the originally scheduled payment date. Moreover, if the expiration date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such date will nevertheless be the expiration date. In such a case, the calculation agent will determine the final underlier level for the expiration date based on the procedures described under “Terms and Conditions — Consequences of a market disruption event or a non-trading day” above.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Warrants and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Warrants

Goldman Sachs has hedged or expects to hedge our obligations under the warrants by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlier. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlier or the underlier stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the expiration date for your warrants. Alternatively, Goldman Sachs may hedge all or part of our obligations under the warrants with unaffiliated distributors of the warrants which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked warrants whose returns are linked to changes in the level of the underlier or the underlier stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the warrants or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the warrants; hedging the exposure of Goldman Sachs to the warrants including any interest in the warrants that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the warrants.

Any of these hedging or other activities may adversely affect the level of the underlier — directly or indirectly by affecting the price of the underlier stocks — and therefore the market value of your warrants and the amount we will pay on your warrants, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the warrants. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the warrants, and may receive substantial returns on hedging or other activities while the value of your warrants declines. In addition, if the distributor from which you purchase warrants is to conduct hedging activities in connection with the warrants, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the warrants to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the warrants to you in addition to the compensation they would receive for the sale of the warrants.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Warrants

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your warrants, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the warrants.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your warrants, or similar or linked to the underlier or underlier stocks. Investors in the warrants should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the warrants for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Warrants

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the underlier or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the warrants.

If Goldman Sachs becomes a holder of any securities of the underlier or underlier stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the warrants.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Warrants

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the underlier or underlier stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underlier or underlier stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the warrants.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Underlier or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsor of the underlier or the issuers of the underlier stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the underlier or underlier stocks, as applicable, and that such actions could be adverse to the interests of investors in the warrants. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the warrants or with investors in the warrants.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the warrants will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the warrants will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Warrants May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the underlier or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of warrants will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the warrants.

The terms of the offering (including the selection of the underlier or underlier stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the warrants.

Other Investors in the Warrants May Not Have the Same Interests as You

Other investors in the warrants are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your warrants, underlier, underlier stocks or other similar securities, which may adversely impact the market for or value of your warrants.

Risks Related to Tax

Warrants Purchased as Part of a Straddle or Conversion Transaction for Tax Purposes Can have Adverse Tax Consequences

If an investor holds warrants as part of a straddle, conversion or other hedging transaction, there may be adverse tax consequences to such investor. Investors in the warrants considering holding the warrants as part of a straddle, conversion or other hedging transaction for tax purposes should consult their tax advisor to determine the tax consequences to them of investing in the warrants. In addition, all investors in the warrants should consult their tax advisor to determine the tax consequences to them of owning the warrants in light of their particular circumstances.

USE OF PROCEEDS

We intend to lend the net proceeds from the sale of the offered warrants to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered warrants as described below.

HEDGING

In anticipation of the sale of the offered warrants, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the underlier or the underlier stocks on or before the trade date. In addition, from time to time after we issue the offered warrants, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered warrants and perhaps in connection with other index-linked warrants we issue, some of which may have returns linked to the underlier or the underlier stocks. Consequently, with regard to your warrants, from time to time, we and/or our affiliates:

•
expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underlier or some or all of the underlier stocks,
•
may take or dispose of positions in the securities of the underlier stock issuers themselves,
•
may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of the equity markets, and/or
•
may take short positions in the underlier stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your warrants from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered warrants and perhaps relating to other warrants with returns linked to the underlier or the underlier stocks. We expect these steps to involve sales of instruments linked to the underlier on or shortly before the expiration date. These steps may also involve sales and/or purchases of some or all of the underlier stocks, or listed or over-the-counter options, futures or other instruments linked to the underlier, some or all of the underlier stocks or indices designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your warrants from time to time and the amount we will pay on your warrants on the payment date. See “Additional Risk Factors Specific to Your Warrants” above for a discussion of these adverse effects.

THE UNDERLIER

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-126 of the accompanying underlier supplement no. 41.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s warrants are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such warrants.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlier has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing levels of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your warrants.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier, including because of recent volatility described above. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in you receiving a positive return on your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered warrants, you should consult publicly available information to determine the levels of the underlier between the date of this prospectus supplement and the date of your purchase of the offered warrants and, given the recent volatility described above, you should pay particular attention to recent levels of the underlier. The actual performance of the underlier over the life of the offered warrants, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the underlier from January 1, 2019 through September 19, 2024. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus. The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.

This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

● a dealer in securities or currencies;

● a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

● a bank;

● a life insurance company;

● a regulated investment company;

● an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;

● a tax exempt organization;

● a partnership;

● a person that owns a warrant as a hedge or that is hedged against interest rate risks;

● a person that owns a warrant as part of a straddle or conversion transaction for tax purposes; or

● a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how the warrants should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of an investment in the warrants are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

A holder should consult their tax advisor concerning the U.S. federal income tax and other tax consequences of their investment in the warrants, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section only applies to a United States holder that holds warrants as a capital asset for tax purposes. A holder is a United States holder if such holder is a beneficial owner of a warrant and is:

● a citizen or resident of the United States;

● a domestic corporation;

● an estate whose income is subject to U.S. federal income tax regardless of its source; or

● a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. In the opinion of our counsel, Sidley Austin LLP, under current law, a warrant should be treated as a put option for U.S. federal income tax purposes. The following discussion assumes that a warrant will be treated as a put option for U.S. federal income tax purposes.

Assuming that the treatment of a warrant as a put option for U.S. federal income tax purposes is respected, a United States holder should not be required to recognize taxable income over the term of the warrants prior to settlement of the warrants, other than pursuant to a sale or exchange of the warrants prior to settlement.

A United States holder’s tax basis in a warrant should equal the amount paid by the United States holder to acquire the warrant.

Upon a sale or exchange of a warrant, or upon a lapse or cash settlement of a warrant, a United States holder should recognize short-term capital gain or loss in an amount equal to the difference between the amount realized, if any, upon the sale, exchange, lapse or cash settlement of the warrant and the United States holder’s tax basis in the warrant sold, exchanged, lapsed or cash settled.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the warrants and the payment of proceeds from a sale or other disposition of warrants, unless a United States holder provides proof of an applicable exemption or correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the United States holder’s U.S. federal income tax liability, provided that the required information is timely provided to the Internal Revenue Service. In addition, information reports may be filed with the Internal Revenue Service in connection with payments on the warrants and the payment of gross proceeds from a sale or other disposition of warrants, unless the United States holder provides proof of an applicable exemption from the information reporting rules.

Non-United States Holders

This section only applies to a non-United States holder. A holder is a non-United States holder if such holder is a beneficial owner of a warrant and is, for U.S. federal income tax purposes:

● a nonresident alien individual;

● a foreign corporation; or

● an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the warrants.

A non-United States holder should not be subject to U.S. federal income tax or withholding tax in respect of amounts paid to the non-United States holder.

A non-United States holder may be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on the warrants at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the warrants, unless the non-United States holder complies with the requirements necessary to avoid backup withholding (in which case such non-United States holder will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a non-United States holder receives upon the sale, exchange, lapse or cash settlement of the warrants, could be collected via withholding. If these regulations were to apply to the warrants, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlier during the term of the warrants. We could also require a non-United States holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the warrants in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to a non-United States holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). Due to the economic terms of the warrants, we have determined that the warrants will not be subject to withholding under these rules. In certain limited circumstances, however, a non-United States holder should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. A non-United States holder should consult their tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of the warrants for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) should not apply to the warrants.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the warrants.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the warrants are acquired by or on behalf of a Plan unless those warrants are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90‑1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the warrants, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the warrants, (b) none of the purchase, holding or disposition of the warrants or the exercise of any rights related to the warrants will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the warrants, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the warrants, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the warrants.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the warrants, you should consult your legal counsel.

Supplemental Plan of Distribution

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate premium amount of the offered warrants specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the warrants to the public at the original issue price set forth on the cover page of this prospectus supplement. Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of % of the notional amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount set forth on the front cover page of this prospectus supplement from GS&Co.

In connection with the initial offering of the warrants, the minimum number of warrants that may be purchased by any investor is , resulting in an aggregate minimum premium amount per investor of $ .

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered warrants in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the warrants against payment therefor in New York, New York on September 30, 2024. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade warrants on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the warrants. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the warrants.

The warrants will not be listed on any securities exchange or interdealer quotation system.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of warrants within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of warrants will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell warrants in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying underlier supplement no. 41, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying underlier supplement no. 41, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the warrants offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying underlier supplement no. 41, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Prospectus Supplement

Page

Terms and Conditions	S-4
Q&A	S-8
Hypothetical Examples	S-10
Additional Risk Factors Specific to Your Warrants	S-13
Use of Proceeds	S-20
Hedging	S-20
The Underlier	S-21
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-23
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Conflicts of Interest	S-27
Underlier Supplement No. 41 dated September 20, 2024
Additional Risk Factors Specific to the Securities	S-2
The Underliers	S-18
Dow Jones Industrial Average®	S-20
Dow Jones Industrial Average Futures Excess Return Index	S-24
Dow Jones U.S. Select Dividend Index	S-27
EURO STOXX 50®Index	S-37
FTSE® 100 Index	S-43
MSCI Indices	S-51
MSCI USA Momentum Top 50 Select Index	S-59
Nasdaq-100 Futures Excess Return™ Index	S-63
Nasdaq-100 Index®	S-67
Nasdaq-100 Technology Sector Index	S-76
Nikkei 225	S-82
Russell 2000® Futures Excess Return Index	S-86
Russell 2000®Index	S-89
Russell 2000®Value Index	S-96
S&P/ASX 200 Index	S-105
S&P 500®Daily Risk Control 5% USD Excess Return Index	S-112
S&P 500®Daily Risk Control 10% USD Excess Return Index	S-116
S&P 500®Futures Excess Return Index	S-120
S&P 500®Futures Volatility Plus Daily Risk Control Index	S-123
S&P 500®Index	S-126
S&P 500®Value Index	S-133
S&P 500®Volatility Plus Daily risk Control Index	S-137
S&P MidCap 00®Index	S-140
Swiss Market Index	S-148
TOPIX	S-152
Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers	S-158

Prospectus Supplement dated February 13, 2023
Use of Proceeds	S-2
Description of Warrants We May Offer	S-3
Considerations Relating to Indexed Warrants	S-7
United States Taxation	S-9
Employee Retirement Income Security Act	S-10
Supplemental Plan of Distribution	S-11
Validity of the Warrants and Guarantees	S-12

Prospectus dated February 13, 2023
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	70
Description of Units We May Offer	88
GS Finance Corp.	93
Legal Ownership and Book-Entry Issuance	95
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	104
United States Taxation	107
Plan of Distribution	125
Conflicts of Interest	127
Employee Retirement Income Security Act	128
Validity of the Securities and Guarantees	129
Independent Registered Public Accounting Firm	130
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	130

$

GS Finance Corp.

S&P 500® Index-Linked Put Warrants due

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC